UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26745 Malibu Hills Road
 Calabasas, CA 91301
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement

           On August 1, 2011, On Assignment, Inc. (the “Company”) and its wholly-owned subsidiary, VISTA Staffing Solutions, Inc. (“VISTA”) entered into an employment agreement with Christian Rutherford (the “Employment Agreement”) which will become effective as of November 1, 2011.  Pursuant to the terms of the Employment Agreement, Mr. Rutherford will be employed as the President of VISTA through December 31, 2012, subject to automatic one-year term extensions, unless Mr. Rutherford or VISTA provides 60-days’ notice of nonrenewal prior to the expiration of the term or any renewal period or Mr. Rutherford’s employment is otherwise terminated earlier in accordance with the terms of the Employment Agreement.

Mr. Rutherford’s base salary is initially set at $271,000 per year, subject thereafter to annual review in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).   Mr. Rutherford is eligible to earn an annual cash bonus in an amount up to 75% of his base salary determined by reference to attainment of objectives set by the Committee.  During the first 90 days of 2012 and subject to Committee approval, Mr. Rutherford will be granted restricted stock units of the Company’s stock with a grant date fair market value of $190,000, a portion of which is time-vesting and a portion of which is performance-vesting.  Mr. Rutherford will be eligible during the employment period to participate in welfare, incentive, savings and retirement programs that are made available generally to senior executives of the Company.  The Employment Agreement provides for continued payment of Mr. Rutherford’s base salary in the event that the Company terminates Mr. Rutherford’s employment without “cause” (as defined in the Employment Agreement) or if Mr. Rutherford’s employment terminates due to his death or disability.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mark Brouse Transition from President of VISTA Staffing Solutions, Inc. to Special Advisor to the Chief Executive Officer

On August 1, 2011, Mark S. Brouse, President of VISTA, entered into a Second Amended and Restated Employment Agreement with VISTA and the Company (“Brouse Employment Agreement”).  By the terms of the Brouse Employment Agreement, effective January 4, 2012, Mr. Brouse will not serve as President of VISTA and his obligations under the Amended and Restated Employment Agreement with VISTA and the Company dated December 11, 2008 will terminate.  Effective January 4, 2012, Mr. Brouse will serve as Special Advisor to the Chief Executive Officer of the Company.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Christian Rutherford as President of VISTA Staffing Solutions, Inc.

On August 1, 2011, Christian Rutherford entered into an Employment Agreement with VISTA and the Company to serve as President of VISTA effective November 1, 2011.  From November 1, 2011 to January 4, 2012, Mr. Brouse will transition responsibilities related to the position of President of VISTA to Mr. Rutherford.

For a brief description of any material plan, contract or arrangement to which Mr. Rutherford is a party or in which he participates that is entered into in connection with his position, see Item 1.01 above.

           Mr. Rutherford, 36, has served as a consultant to the Company since January 2011 and has significant experience in the staffing industry.  From February 2009 to November 2010, Mr. Rutherford worked at Medfinders, first as President of the locum tenens division (Linde Healthcare) and the physician permanent placement division (Kendall and Davis) then as Chief Operating Officer of MedFinders, which was acquired by AMN Healthcare in July 2010.  From February 2003 through December 2008, Mr. Rutherford served in various capacities for CHG Healthcare including as President of Weatherby Locums and President of RN Network, subsidiary companies of CHG Healthcare.

Exhibit No.                                                                           Description

10.34	Employment Agreement between On Assignment, Inc., VISTA Staffing Solutions, Inc. and Christian Rutherford dated August 1, 2011.

10.35	Second Amended and Restated Employment Agreement between On Assignment, Inc., VISTA Staffing Solutions, Inc. and Mark Brouse dated August 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.
Date: August 5, 2011
/s/ James L. Brill
James L. Brill
Sr. Vice President, Finance and
Chief Financial Officer